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                                                                     EXHIBIT 3.1


                    AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                                   A-55, INC.


        A-55, Inc., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), hereby certifies as follows:

        1. The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on July 14, 1997, under the name, A-55, Incorporated. A certificate of Amendment of Certificate of Incorporation was filed with the Secretary of State of Delaware on July 24, 1998, to change the Corporation's name to A-55, Inc.

        2. Pursuant to Sections 242 and 245 of the Delaware General Corporation Law, this Amended and Restated Certificate of Incorporation restates and integrates and further amends the provisions of the Corporation's Certificate of Incorporation.

        3. The terms and provisions of this Amended and Restated Certificate of Incorporation have been duly adopted pursuant to the provisions of Sections 242 and 245 of the Delaware General Corporation Law.

        4. The text of the Certificate of Incorporation of the Corporation, as amended, is hereby restated and further amended to read in its entirety as follows:


        FIRST.  The name of the Corporation is A-55, Inc.


        SECOND. The address of the Corporation's registered office in the State of Delaware is 15 East North Street, Dover, County of Kent. The name of its registered agent at that address is Incorporating Services, Ltd.


        THIRD. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.


        FOURTH. The Corporation is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock". The total


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number of shares which the corporation shall have the authority to issue is
10,000 shares of capital stock divided into (a) 9,000 shares of Common Stock having a par value of $0.001 per share, and (b) 1,000 shares of Preferred Stock having a par value of $0.001 per share.


        FIFTH. The Preferred Stock of the Corporation may be issued from time to time in one or more series. Subject to the restrictions prescribed by law, the Board of Directors is authorized to fix by resolution or resolutions the number of shares of any series of Preferred Stock and to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock and, within the limits and restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series of Preferred Stock, to increase (but not above the total number of authorized shares of Preferred Stock) or decrease (but not below the number of shares of any such series then outstanding) the number of shares of any such series subsequent to the issue of shares of that series.

               The authority of the Board of Directors with respect to each series of Preferred Stock shall include, but not be limited to, determination of the following: (a) the number of shares constituting that series and the distinctive designation of that series; (b) the dividend rate on the shares of that series and the relative rights of priority, if any, of payment of dividends on shares of that series; (c) whether that series shall have voting rights in addition to the voting rights provided by law, and if so, the terms of such voting rights; (d) whether that series shall have conversion privileges, and if so, the terms and conditions of such privilege, including provision for adjustment of the conversion rate in such events as the Board of Directors shall determine; (e) whether that series shall be subject to redemption, the terms and conditions of any such redemption, including the date or dates upon or after which such series shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates; (f) whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and if so, the terms and the amount of such sinking funds; (g) the rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series; and (h) any other relative rights, preferences and limitations of that series.


        SIXTH. The Board of Directors of the Corporation is expressly authorized to make, alter or repeal bylaws of the corporation, but the


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stockholders may make additional bylaws and may alter or repeal any bylaw whether adopted by them or otherwise.


        SEVENTH. Elections of directors need not be by written ballot except and to the extent provided in the bylaws of the Corporation.

               The directors shall be divided into three classes (I, II, III). The number of directors comprising each class (assuming no vacancy in any class) shall be as nearly equal in number as possible based upon the number of directors comprising the entire Board of Directors. The Board shall, at or before the first meeting of the Board of Directors following the time of filing of this Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware (the "Effective Time"), designate the class to which each director then serving shall be a member. The initial terms of the directors in Class I shall extend until the first annual meeting of stockholders following the Effective Time; the initial term of directors in Class II shall extend until the second annual meeting of the stockholders following the Effective Time; and the initial terms of the directors in Class III shall extend until the third annual meeting of stockholders following the Effective Time. At each annual meeting of stockholders, successors to directors of the class whose term expires at such meeting will be elected to serve for three-year terms and until their successors are elected and qualified.

               Subject to the rights of the holders of any class or series of Preferred Stock then outstanding, newly created directorships resulting from any increase in the number of directors or any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or any other cause may be filled by the Board of Directors (and not by the stockholders unless there are no directors then in office), provided that a quorum is then in office and present, or by a majority of the directors then in office, if less than a quorum is then in office, or by the sole remaining director. A director elected to fill a newly created directorship or other vacancy shall hold office for the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred and until such director's successor has been elected and qualified.


        EIGHTH. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation


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Law of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit. Neither the amendment nor repeal of this Article EIGHTH, nor the adoption of any provision of the Certificate of Incorporation or bylaws or of any statute inconsistent with this Article EIGHTH, shall eliminate or reduce the effect of this Article EIGHTH in respect of any acts or omissions occurring, or any causes of action, suits or claims that, but for this Article EIGHTH, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.


        NINTH. The Corporation reserves the right at any time and from time to time to amend, alter, change or repeal any provision contained herein, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by law, and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other person whomsoever by or pursuant to the Certificate of Incorporation in its present form or as hereafter amended are granted, subject to the rights reserved in this Article NINTH.


        TENTH. Subject to the rights, if any, of holders of any class or series of Preferred Stock then outstanding, (i) stockholders are not permitted to call a special meeting of stockholders or to require the Board of Directors or officers of the Corporation to call such a special meeting, (ii) a special meeting of stockholders may only be called by a majority of the Board of Directors, by the Chief Executive Officer or by a committee duly empowered by the Board of Directors to call a special meeting, (iii) the business permitted to be conducted at a special meeting of stockholders shall be limited to matters properly brought before the meeting by or at the direction of the Board of Directors, and (iv) any action required or permitted to be taken by the stockholders must be taken at a duly called and convened annual meeting or special meeting of stockholders and cannot be taken by consent in writing; provided, however, that the provisions of the foregoing clause (iv) shall not apply prior to the consummation of an initial underwritten public offering of the Corporation's Common Stock that is registered with the Securities and Exchange Commission under the Securities Act of 1933, as amended, (an "IPO").



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        IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated
Certificate of Incorporation to be duly executed by Thomas N. Harvey its President and Daniel J. Klaich its Secretary this 31st day of July, 1998.



                                   A-55, INC.



                                    /s/ Thomas N. Harvey
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                                    Thomas N. Harvey, President



                                    /s/ Daniel J. Klaich
                                    ------------------------------------
                                    Daniel J. Klaich, Secretary





























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